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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF DAVIS POLK & WARDWELL]



                                                                February 7, 2003


Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania  19102

Ladies and Gentlemen:

         We have acted as counsel to Comcast Corporation, Comcast Cable Communications, Inc., Comcast Cable Communications Holdings, Inc., Comcast Holdings, LLC, and Comcast MO Group, Inc. (the "Guarantors") in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement") (File No. 333-102833) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         The Registration Statement relates to the solicitation of consents from the holders of the 8 7/8% Senior Debentures Due September 15, 2005, 8.30% Senior Notes Due May 15, 2006, 9% Senior Debentures Due September 1, 2008 and 9.5% Senior Debentures Due August 1, 2013 (the "Continental Notes") of Comcast MO of Delaware, Inc. ("Continental") to an amendment (the "Amendment") to the terms of the indentures governing the Continental Notes in consideration for full and unconditional guarantees (the "Guarantees") by the Guarantors of the obligations of Continental under the Continental Notes, as more fully described in the prospectus (the "Prospectus") included in the Registration Statement.

         The 8 7/8% Senior Debentures Due September 15, 2005 were issued pursuant to the Indenture dated as of August 1, 1993, as amended by the First Supplemental Indenture, dated as of November 15, 1996, between Continental and The Bank of New York, as trustee, the 9% Senior Debentures Due September 1, 2008 were issued pursuant to the Indenture dated as of June 1, 1993, between Continental and Bank One, N.A., as successor trustee to The First National Bank of Chicago, the 8.30% Senior Notes Due May 15, 2006 were issued pursuant to the Indenture dated as of December 13, 1995, between Continental and The Bank of New York, as successor trustee to the Bank of Montreal Trust Company, and the 9.5% Senior Debentures Due August 1, 2013 were issued pursuant to the Indenture dated as of August 1, 1993, as amended by the First Supplemental Indenture, dated as of November 15, 1996, between Continental and The Bank of New York, as trustee (collectively, the "Indentures"). We refer to the supplemental indentures which, subject to receipt of the requisite consents to the Amendment, will be entered into among the Guarantors, Continental and the trustee under the applicable Indenture to effect the Amendment and the Cable Guarantees as the "Supplemental Indentures."

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Comcast Corporation               2                             February 7, 2003


         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that upon the receipt of the requisite consents from the holders of the Continental Notes to the Amendment as described in the Prospectus, and the due authorization, execution and delivery of the Supplemental Indentures in accordance with the terms of the Continental Notes and the Indentures, the Cable Guarantees will be valid and binding obligations of the Guarantors.

         In connection with the opinions expressed above, we have assumed (a) the due authorization, execution and delivery of the Indentures, (b) the due authorization, execution, authentication, issuance and delivery of the Continental Notes in accordance with the terms of the Indentures, (c) the due authorization, execution and delivery of the Supplemental Indentures, (d) the qualification of the Indentures and Supplemental Indentures under the Trust Indenture Act of 1939, as amended, (e) there will not have occurred any change in law affecting the validity or enforceability of the Continental Notes, Indentures, Supplemental Indentures or Guarantees and (f) none of the terms of the Continental Notes, Indentures or Supplemental Indentures, the issuance and delivery of the Continental Notes, or the compliance by Continental and the Guarantors with the terms of the Continental Notes, Indentures and Supplemental Indentures violated or will violate any applicable law or resulted in or will result in a violation of any provision of any instrument or agreement then binding upon Continental or any Guarantor, or any restriction imposed by any court or governmental body having jurisdiction over Continental or any Guarantor.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell under the caption "Legal Matters" in the prospectus incorporated by reference therein.

                                                       Very truly yours,

                                                       /s/ Davis Polk & Wardwell